SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2004

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-829-8234

NONE

(Former name, former address and former fiscal year, if changed since last report)

Item 5.	Other Events

On May 17, 2004, CIBC Investments Limited (“CIBC”), a wholly-owned subsidiary of Canadian Imperial Bank of Commerce, completed the sale of a total of 2,327,755 shares of Global Payments Inc. common stock through an underwritten offering at a price of $44.25 per share, before underwriters’ commissions and expenses. The transaction consisted of an underwritten offering of 1,327,755 shares sold directly by CIBC to the underwriters, together with the full exercise of the underwriters’ option to purchase up to an additional 1,000,000 shares from CIBC to cover over allotments.

CIBC also entered into a derivative transaction with an affiliate of Citigroup Global Markets Inc. involving 6,000,000 shares of Global Payments Inc. common stock owned by CIBC, consisting of a series of five equal sized collars of 1.2 million shares each, maturing between March 2006 and April 2007. To hedge its exposure under the derivative transaction, an affiliate of Citigroup Global Markets Inc. borrowed and sold 5,600,000 shares of Global Payments Inc. common stock in the underwritten public offering. Global Payments did not receive any proceeds from the sale of the shares by CIBC, nor did Global Payments issue any new shares of its common stock in connection with the offering.

A copy of the Underwriting Agreement executed on May 11, 2004 is attached hereto as Exhibit 1, and a copy of the Press Release announcing the completion of the offering is attached hereto as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
1	Underwriting Agreement dated May 11, 2004

99.1	Press Release dated May 17, 2004

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Payments Inc. (Registrant)

Date: May 18, 2004	By: /s/ James G. Kelly
James G. Kelly Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)